51 James Way, Eatontown, New Jersey 07724 USA • 1-800-537-9642

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Mark H. Burroughs
(732) 542-2800
August 1, 2007

NASDAQ Symbol: OSTE
OSTEOTECH REPORTS 2007 SECOND QUARTER
DILUTED EARNINGS PER SHARE OF $.05
Osteotech, Inc. (NASDAQ: OSTE) reported today that net income for the three months ended June 30, 2007 was $.9 million, or $.05 diluted earnings per share, compared to net income of $1.1 million, or $.06 diluted earnings per share, for the three months ended June 30, 2006. Revenue for the three months ended June 30, 2007 increased 5% to $26.5 million from $25.3 million for the three months ended June 30, 2006. Gross margin was 48% and 49% in the second quarter of 2007 and 2006, respectively. Net income for the three months ended June 30, 2007 was negatively impacted by the costs associated with our annual preventative maintenance activities of $.3 million and the investment in our distribution effectiveness initiatives, which we previously estimated would be $4.0 million annually.
Sam Owusu-Akyaw, Osteotech’s President and Chief Executive Officer, stated, “Our financial results continue to favorably indicate the successful execution of our strategic initiatives. We are pleased that the business is moving forward and the team is focused on revenue growth.”
Net income for the six months ended June 30, 2007 was $.2 million, or $.01 diluted earnings per share. Net income for the first half of 2007 was negatively impacted by the first quarter costs related to the settlement of certain litigation of $1.1 million, the costs associated with our annual preventative maintenance activities and the costs associated with improving our distribution capabilities. Net income for the six months ended June 30, 2006 was $1.6 million, or $.09 diluted earnings per share. Revenue for the six months ended June 30, 2007 increased 3% to $51.7 million from $50.4 million for the six months ended June 30, 2006. Gross margin was 49% for the first half of 2007 compared to 48% for the first half of 2006.
DBM Segment revenue increased 13% to $16.2 million for the three months ended June 30, 2007 from $14.3 million for the three months ended June 30, 2006, primarily as a result of increased unit sales volume. Revenue in the Hybrid/Synthetic Segment increased 3% for the three months ended June 30, 2007 as compared to the same respective period in 2006.
DBM Segment revenue increased 8% to $31.6 million for the six months ended June 30, 2007 from $29.3 million in the corresponding period in 2006, substantially as a result of increased unit sales volume. Revenue in the Hybrid/Synthetic Segment for the six months ended June 30, 2007 was relatively flat with increased revenues from our Plexur™ P Biocomposite and a decline in revenue from the GraftCage™ Spacers.
Traditional Tissue Segment revenue increased 5% and 13% in the second quarter and first half of 2007, respectively, as compared to the same corresponding periods in 2006, primarily due to increased unit volume. Revenue in the Client Services Segment, which represents fees from the processing of donors for clients, declined 21% and 12% for the three and six months ended June 30, 2007, respectively, compared to the same periods in 2006, principally as a result of a decline in the number of donors processed for the Musculoskeletal Transplant Foundation. A decrease in units sold in our Spinal Allografts Segment resulted in declines in revenue of 10% and 21% for the three and six months ended June 30, 2007, respectively, as compared to the same respective periods in 2006.
Mr. Owusu-Akyaw will host a conference call on August 1, 2007 at 9:00 a.m. Eastern Time to discuss second quarter results. You are invited to listen to the conference call by dialing 706-643-1624. The conference will also be simultaneously webcast at http://www.osteotech.com. Automated playback will be available two hours after completion of the live call, through midnight, August 15, 2007, by dialing 706-645-9291 and indicating access code 10144176.
Osteotech, Inc., headquartered in Eatontown, New Jersey, is a global leader in providing OsteoBiologic solutions to surgeons and patients for the repair of the musculoskeletal system through the development of innovative therapy-driven products that alleviate pain, promote biologic healing and restore function. For further information regarding Osteotech, this press release or the conference call, please go to Osteotech’s website at www.osteotech.com.
Certain statements made throughout this press release that are not historical facts contain forward-looking statements (as such are defined in the Private Securities Litigation Reform Act of 1995) regarding the Company’s future plans, objectives and expected performance. Any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks and uncertainties and, therefore, there can be no assurance that actual results may not differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, differences in anticipated and actual product and service introduction dates, the ultimate success of those products in the marketplace, the continued acceptance and growth of current products and services, the impact of competitive products and services, the availability of sufficient quantities of suitable donated tissue and the success of cost control and margin improvement efforts. Certain of these factors are detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. All information in this press release is as of August 1, 2007 and the Company does not intend to update this information.
- more -

OSTEOTECH, INC. and SUBSIDIARIES
CONSOLIDATED SEGMENT REVENUE DETAIL
(dollars in thousands)

	Three Months		Six Month
	Ended June 30,		Ended June 30,
		2006		2006
	2007	(restated)	2007	(restated)
DBM	$16,161	$14,348	$31,643	$29,322
Traditional Tissue	4,558	4,361	9,169	8,115
Spinal Allografts	3,221	3,573	6,009	7,609
Hybrid/Synthetic	408	395	641	613
Client Services	1,944	2,463	3,872	4,383
Other Product Lines	178	142	353	320

Revenue	$26,470	$25,282	$51,687	$50,362

CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
		2006		2006
	2007	(restated)	2007	(restated)

Revenue	$26,470	$25,282	$51,687	$50,362

Cost of revenue	13,680	12,879	26,580	26,123

Gross profit	12,790	12,403	25,107	24,239

Marketing, selling and general and administrative	10,513	10,009	22,290	20,105
Research and development	1,202	1,143	2,279	2,315

	11,715	11,152	24,569	22,420

Operating income	1,075	1,251	538	1,819

Interest expense, net	(152)	(249)	(302)	(519)
Other	(114)	246	22	490

Income before income taxes	809	1,248	258	1,790
Income tax provision (benefit)	(46)	136	51	179

Net Income	$855	$1,112	$207	$1,611

Earnings per share:
Basic	$.05	$.06	$.01	$.09
Diluted	$.05	$.06	$.01	$.09
Shares used in computing earnings per share:
Basic	17,466,368	17,273,778	17,442,969	17,274,846
Diluted	18,009,774	17,336,679	17,912,380	17,354,906
- more -

OSTEOTECH, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(dollars in thousands)

	June 30,	December 31,
	2007	2006
Assets
Cash and cash equivalents	$19,430	$17,946
Accounts receivable, net	20,209	18,507
Deferred processing costs	30,357	29,067
Inventories	1,240	1,005
Prepaid expenses and other current assets	3,147	2,795

Total current assets	74,383	69,320
Property, plant and equipment, net	34,511	36,340
Other assets	5,798	7,373

	$114,692	$113,033

Liabilities and Stockholders’ Equity

Accounts payable and accrued liabilities	$18,644	$15,861
Current maturities of capital lease obligation	766	727
Total current liabilities	19,410	16,588
Capital lease obligation	14,484	14,876
Other liabilities	5,778	7,716

Total liabilities	39,672	39,180
Stockholders’ equity	75,020	73,853

	$114,692	$113,033

# # #